Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the stockholders and board of directors
RREEF Property Trust, Inc.:

We consent to the use of:

i.
Our report dated March 7, 2018, with respect to the consolidated balance sheets of RREEF Property Trust, Inc. and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related financial statement schedule III, real estate and accumulated depreciation, which report appears in RREEF Property Trust, Inc.'s Annual Report on Form l0-K for the year ended December 31, 2017;

ii.
Our report dated August 10, 2018 related to the combined historical summary of gross income and direct operating expenses of Miami Industrial Properties for the year ended December 31, 2017 which report appears in the Current Report on Form 8-K/A filed with the SEC on August 10, 2018;

iii.
Our report dated December 1, 2016 related to the historical summary of gross income and direct operating expenses of Allied Drive for the year ended December 31, 2015 which report appears in the Current Report on Form 8-K/A filed with the SEC on December 1, 2016;

iv.
Our report dated January 22, 2016 related to the historical summary of gross income and direct operating expenses of Loudoun Gateway I for the year ended December 31, 2014 which report appears in the Current Report on Form 8-K/A filed with the SEC on January 22, 2016; and

v.
Our report dated November 6, 2015 related to the historical summary of gross income and direct operating expenses of The Flats at Carrs Hill for the year ended December 31, 2014 which report appears in the Current Report on Form 8-K/A filed with the SEC on November 6, 2015;

incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports related to the (ii) through (v) above refer to the fact that those statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and are not intended to be a complete presentation of revenues and expenses.

/s/ KPMG LLP

San Francisco, California
January 16, 2019